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                     April 30, 2020

       Patty Allen
       Chief Financial Officer
       Zafgen, Inc.
       3 Center Plaza, Suite 610
       Boston, Massachusetts 02108

                                                        Re: Zafgen, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed March 6, 2020
                                                            File No. 001-36510

       Dear Ms. Allen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Andrew Goodman, Esq.